Exhibit 3.11

Operating Agreement

of

Black Gaming, LLC

Operating Agreement Table of Contents

Article THE COMPANY
Organization and Name	1
Purpose	1
Initial Resident Agent and Initial Principal Office	1
Management:	2
No Payments of Individual Obligations:	2
Title to Property	2
Term	2
Article MEMBERS AND CAPITAL CONTRIBUTIONS	2
Members; Initial Capital Contributions	2
Loans	2
Obligations to Other Members	4
Liability of Members	4
No Interest on Contributions	5
Withdrawal of Capital	5
Article ACCOUNTING AND RECORDS	5
Books and Records	5
Reports	5
Tax Returns	5
Fiscal Year	5
Banking	6
Article MANAGEMENT, RIGHTS, AND DUTIES OF MEMBERS	6
In General	6
Management Duties and Powers:	6
Duties Regarding Bookkeeping and Records:	6
Waiver of Partition	6
Restrictive Covenants:	6
Article VOTING	7
Method of Voting; Company Meetings	7
General	7
Meetings	7
Unanimous Consent	7
Vote by Proxy	7
Records	8
Article ADDITIONAL MEMBERS	8
Admission	8
Capital Contributions	8
Admission Mechanics	8
Article DISTRIBUTIONS OTHER THAN AT DISSOLUTION	8
Article BUY/SELL EVENT	9
Death of a Member	9
The Termination of Membership of a Member For Any Reason	9
Default	9
Right to Purchase Defaulting Member’s Units	9
Consequences of Breach	10
No Bonding	10
ARTICLE PURCHASE PRICE AND PAYMENT TERMS	11

i

Purchase of Units	11
Purchase Price	11
Purchase Price Calculation	11
Notice	11
Closing; Payment of Purchase Price, Etc.	11
Closing	11
Closing Date	11
Payment of Purchase Price	12
Delivery of Instruments	12
Article TRANSFERS; WITHDRAWALS	12
Restrictions on Transfers	12
Article DISSOLUTION AND WINDING UP	13
Liquidating Events	13
Winding Up	14
Notice of Dissolution	14
Article ALLOCATIONS	14
Profits and Losses	14
General	14
Article DEFINITIONS	15
Agreement	15
Capital Contributions	15
Company	15
Effective Date	15
Event of Bankruptcy	15
Manager	15
Members	15
Person	16
Property	16
Transfer	16
Article Miscellaneous	16
Attorneys Fees	16
Binding Effect	16
Construction	16
Counterpart Execution	16
Entire Agreement	16
Further Action	16
Governing Law	16
Headings	17
Incorporation by Reference	17
Mediation and Arbitration	17
Mediation	17
Arbitration	17
Modification of Agreement	17
Notices	17
Severability	18
Time	18
Variation of Pronouns	18

ii

Operating Agreement of

Black Gaming, LLC

This Operating Agreement is made and entered into as of the Effective Date, by and among the persons or entities executing Exhibit A, the Members and the Manager, pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes:

1.             Article     THE COMPANY

1.1.         Organization and Name:  The name of this Limited Liability Company shall be Black Gaming, LLC (the “Company”) or such other name as the Members may from time to time determine. The Company was organized under the laws of the State of Nevada. The Members agree that they shall execute and file documents to enable this Limited Liability Company to maintain a S Election for tax purposes, and in accordance with Code Section 1361, further agree that the Company and the Members must meet the following criteria in order to maintain the Company’s S Election which shall include but is not limited to:

(a)   The Company shall not have more than one hundred (100) Members.

(b)   All Members must be (i) individuals who are not nonresident aliens; (ii) trusts or estates that meet the criteria set forth in Code Section 1361(c), (d) or (e); or (iii) an organization described in Code Section 401(a) or 501(c)(3) which is exempt from tax under Code Section 501(a).

(c)   The Company shall have only one (1) class of stock.

(d)   The Company and the Members shall comply with all other applicable provisions contained in Subchapter S of the Code, the Regulations thereunder and all other IRS rulings, cases, etc. that govern the Company’s ability to retain its S election.

Members or potential Members meeting the criteria set forth in clauses (a) or (b) above are collectively referred to as “Qualified S Corporation Members” or individually as a “Qualified S Corporation Member.” In addition, certain states may provide criteria which are different than those provided above, and it is the intent of the parties to this Agreement to also meet these criteria for each state in which the Company does business, to the extent possible.

1.2.         Purpose:  The character and general nature of the business to be conducted by the Company is to act as a holding company and to directly or indirectly operate, manage, and conduct gaming in a hotel casino and hospitality services on or within the premises known as Virgin River Hotel and Casino; CasaBlanca Hotel and Casino; and Oasis Resort and Casino located in Mesquite, Nevada, or for any other lawful purpose.

1.3.         Initial Resident Agent and Initial Principal Office:  The Company’s initial agent for service of process shall be Black, LoBello & Sparks, whose initial address is 6885 W. Charleston Blvd., Las Vegas, Nevada 89117. The address of the office where the Company’s records will be maintained shall be 10777 West Twain, Third Floor, Las Vegas, Nevada 89135 or such other address as the Manager may, from time to time, elect.

1.4.         Management:  Management authority is vested in the Manager. The Manager of the Company shall be Robert R. Black, Sr. Upon Robert R. Black Sr.’s resignation or other inability to carry out the Manager’s obligation and duties as set forth herein, a successor Manager may be appointed by a vote of a Majority of the Units of the Members subject to all regulatory approvals.

1.5          No Payments of Individual Obligations:  The Manager and the Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

1.6.         Title to Property:  All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in the Member’s individual name or right, and each Member’s interest in the Company shall be considered personal property for all purposes.

1.7.         Term:  The term of the Company shall commence on the Effective Date and shall have perpetual existence or exist until such time as the winding up and liquidation of the Company and its business is completed following a Liquidating Event, as provided below, whichever occurs first.

2.             Article     MEMBERS AND CAPITAL CONTRIBUTIONS

2.1.         Members; Initial Capital Contributions:  The names, addresses and initial number of Units for each of the Members are set forth in Exhibit A to this Agreement. The initial Capital Contributions for those Units shall be made upon execution of Exhibit A.

2.2.         Loans:  Any Member may, upon approval of the Manager, lend or advance money to the Company. If any Member makes a loan or loans to the Company, the amount of any such loan shall not be treated as a Capital Contribution to the Company but shall be a debt due from the Company. The amount of any such loan by a lending Member shall be repayable out of the Company’s cash and shall bear interest at an agreed upon rate not to exceed 18% per year. No Member shall be obligated to make any loan or advance to the Company.

2.3.         Additional Capital Contribution; Default: The Manager shall promptly notify all Members in writing of any additional Capital Contribution required by the Manager (including, without limitation those relating to the Company’s own business, and those necessary to fund capital calls made by entities in which the Company is an owner), indicating the pro rata share (determined in accordance with such Members’ respective Unit ownership) of such additional Capital Contribution that each Member is required to make. Full payment of the required additional Capital Contribution, in cash or immediately available funds, shall be due within thirty (30) days of such notice.

Each Member agrees that the making when due of its pro rata share of additional Capital Contributions (as required under this Section 2.3) pursuant to the provisions of this Agreement is of the essence, that any Default (as defined herein below) of any Member would cause injury to the Company and to the other Members and that the amount of damages caused by any such injury would be extremely difficult to calculate. Therefore, the Members agree to the following provisions regarding additional Capital Contributions.

If any Member fails to pay when due all or any portion of a Capital Contribution required under this Section 2.3 (such Member being referred to as a “Defaulting Member,” and the amount of such required additional Capital Contribution that such Member fails to pay being referred to as the “Default Amount” of such Member), such failure shall constitute a “Default” of such Member unless such failure shall have been waived by the Manager in his sole and absolute discretion.

On the occurrence of a Default of a Member: (A) the Manager shall promptly give all Members written notice of such Default; (B) the Default Amount of such Member shall accrue interest (for the benefit of any non-defaulting Member(s) or other person(s) who fund the Default Amount pursuant to this Section 2.3) commencing on the due date for the additional Capital Contribution, at a rate not to exceed eighteen (18%) percent; and (C) the Manager may exercise any or all of the rights and remedies set forth in this Section 2.3:

(1)           To cause the Company to recover the Default Amount, plus accrued interest, from the Defaulting Member, and/or to pursue whatever other rights and/or remedies are available to it against the Defaulting Member under this Agreement, at law or in equity, and in any such case the Defaulting Member shall be required to compensate the Company and the other Members for all costs incurred and damages suffered by reason of such Default, including reasonable attorneys’ fees and expenses. The Company may cause distributions that would otherwise be made by the Company to such Defaulting Member to be applied against such Defaulting Member’s Default Amount, and accrued interest.

(2)           To obtain the agreement of one or more non-defaulting Members to increase their respective additional Capital Contributions (pro rata in accordance with their respective Unit ownership or as otherwise agreed among them), or to call additional capital from all non-defaulting Members (pro rata in accordance with their respective Unit ownership) pursuant to the provisions of this Section 2.3, in either case in an aggregate amount that does not exceed the Default Amount. If the non-defaulting Members fund all or any portion of the Default Amount in either of the foregoing manners, then the Defaulting Member shall forfeit a portion of his or its Units equivalent to one and one-quarter (1¼) times the ratio that the Default Amount bears to the Defaulting Member’s total capital contribution obligation, as follows. Specifically, to accomplish the foregoing, the Unit ownership of the Defaulting Member shall be reduced by one hundred twenty-five percent (125%) of the excess of the Defaulting Member’s Unit ownership, over the product of (x) the Defaulting Member’s Unit ownership, and (y) a fraction, the numerator of which is the aggregate amount of the Capital Contributions made by the Defaulting Member as of the date of the Default, and the denominator of which is the aggregate amount of the Capital Contributions made by the Defaulting Member as of the date of the Default plus the aggregate amount of the Default Amount funded by the non-defaulting Members. Any portion of the Defaulting Member’s Units so forfeited by the Defaulting Member shall be reallocated to the non-defaulting Members who fund the Default Amount, in proportion to the manner in which they make such contribution(s). Without limiting the foregoing, the following example is intended as an illustration of the application of this subsection (2):

Example:  Assume that a Defaulting Member holding a Unit ownership of 12.5 Units (out of a total of 100 Units) has contributed $250,000 of initial capital, but fails to timely provide a $50,000 additional capital contribution as required pursuant to Section 2.3 hereof. Further assume that the other Members have previously contributed the aggregate amount of $1,750,000 and have also contributed an additional $400,000, including the $50,000 Default Amount of the Defaulting Member. The dilution of the Defaulting Member’s Units is calculated as follows:

(a)           1.25 x {12.5 – 12.5 x [250,000 ÷ (250,000 + 50,000)]} =

1.25 x {12.5 – 12.5 x [0.833]} =

1.25 x {12.5 – 10.417} =

1.25 x 2.083 = 2.604 Reduction in Defaulting Member’s Units

(b)           12.5 –2.604 = 9.896  Defaulting Member’s diluted Units.

(3)           To cause a forced redemption of all of such Defaulting Member’s Units by the Company, or a forced sale thereof to any other person(s) acceptable to the Manager (including, if the Manager so determines, one or more non-defaulting Members) who have agreed to acquire such Units. In either case, the Defaulting Member will be obligated to convey his or its Units to the Company or the purchaser(s), as applicable. Any such sale or redemption shall be at a price equal to such Defaulting Member’s aggregate Capital Contributions, less one hundred twenty-five percent (125%) of the Default Amount (together with accrued interest) of such Defaulting Member. In the case of a sale of the Defaulting Member’s Units: (x) the purchaser(s) of such Units shall be obligated, pro rata, to fund any Default Amount still outstanding; (y) each purchaser who is not already a Member will execute a counterpart of the Operating Agreement and thereupon become a Member; and (z) such Defaulting Member shall be treated as having withdrawn from the Company as a Member and shall have no further interest, economic or otherwise, in the Company.

The rights and remedies referred to in this Section 2.3 may be exercised in any order or combination chosen by the Manager, in his sole discretion. Failure to exercise any remedy hereunder in any one instance shall not preclude its exercise in any different or subsequent instance. A Default by a Member shall not relieve any other Member of its obligation to make Capital Contributions under this Agreement. In addition, except to the extent of a sale or redemption under (3), above, a Default by a Member shall not relieve such Member of its obligation to make his or its pro rata share of additional Capital Contributions required subsequent to such Default. The provisions of this Section 2.3 (and the Members’ obligations to make additional Capital Contributions to the Company hereunder) shall not be for the benefit of any third party.

2.4.         Obligations to Other Members:  In the event any Member is required to pay any Company obligation by virtue of that Member’s personal guaranty of any of the Company’s obligations, the other Members are obligated to reimburse the paying Member in proportion to each Member’s relative number of Units and this reimbursement shall be paid within seven (7) days from written request.

2.5.         Liability of Members:  The liability of each Member shall be limited to the amount of Capital Contributions which each Member is required to make in accordance with the provisions of this Agreement. Except as provided herein, none of the Members shall have any further personal liability to contribute money to or in respect of liabilities or obligations of the Company, nor shall the Members be personally liable for any obligations of the Company.

2.6.         No Interest on Contributions:  No Member shall be entitled to receive interest on contributions to the Company.

2.7.         Withdrawal of Capital:

2.7.1.       Except as otherwise provided in this Agreement, no Member shall demand or receive a  return of Capital Contributions or withdraw from the Company until:

2.7.1. (a)        All liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company Sufficient to pay them; and

2.7.1 (b)        The vote of the Members as provided below in the section on voting.

2.7.2        No Member shall receive any interest, salary, or draw with respect to such Member’s Capital Contributions or for services rendered on behalf of the Company or otherwise in such Member’s capacity as Member, except as agreed in writing by the Members pursuant to a Majority vote of the Members.

3.             Article     ACCOUNTING AND RECORDS

3.1.         Books and Records:  The Company shall maintain books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting procedures (GAAP). Each Member shall, at such Member’s sole expense, have the right, upon reasonable notice to the Company, to examine, copy, and audit the Company’s books and records during normal business hours as long as such review does not unreasonably disrupt the Company’s business.

3.2.         Reports:  Within a reasonable time after the end of each fiscal year, the Company shall provide each Member with a copy of the balance sheet of the Company as of the last day of such year and a statement of income or loss for the Company for such year, including a statement showing any item of income, deduction, credit, or loss allocable for federal income tax purposes pursuant to the terms of this Agreement. Such statements shall be reviewed by the Company’s accountants.

3.3.         Tax Returns:  Upon the written request of a Member, the Company shall furnish each Member with a copy of each income tax return filed by the Company, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.

3.4.         Fiscal Year:  The fiscal year of the Company shall be the calendar year, unless otherwise approved by a Majority vote of the Members. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Company term.

3.5.         Banking:  All funds of the Company shall be deposited in the Company’s name, in such account or accounts with such bank, banks, or financial institutions as a Majority vote of the Members shall determine, from time to time. Withdrawals of funds from the Company accounts shall be made on such signature or signatures as determined by the Manager.

4.             Article     MANAGEMENT, RIGHTS, AND DUTIES OF MEMBERS

4.1.         In General:  Except as otherwise provided in this Agreement, all determinations, decisions, approvals, and actions affecting the Company and its business and affairs shall be determined, made, approved, or authorized only by the Manager or vote of the Members pursuant to this Agreement and subject to all applicable gaming statutes and regulations.

4.2.         Management Duties and Powers:  Subject to the terms and conditions of this Agreement, management of the Company shall be solely vested in the Manager, except as otherwise provided herein.

4.3.         Duties Regarding Bookkeeping and Records:  In addition to the general duties of the Manager, the Manager shall perform the following duties:

4.3.1.       Maintain at the expense of the Company complete and accurate records of all rights and interests acquired for or disposed of by the Company, all correspondence relating to the Company business and records of all statements, bills and other instruments furnished the Company in connection with its business, all of which shall be kept in the possession and control of the Company for not less than five (5) years.

4.3.2.       Maintain at the expense of the Company adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of account as of the end of each calendar year, together with all necessary tax reporting information.

4.3.3.       Employ at the expense of the Company such public accounting firm as the Manager may deem desirable to maintain Company accounts and prepare statements of account together with all tax reporting information.

4.3.4.       Make any and all tax elections as the Manager deems necessary to further the business of the Company, including the filing of any QSSS elections made under Code Section 1361(b)(2).

4.4.         Waiver of Partition:  No Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member (and each such Member’s legal representatives, successors or assigns) irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any assets or properties of the Company, unless expressly provided elsewhere in this Agreement.

4.5.         Restrictive Covenants:  The Manager and Member(s) shall be required to devote only such time and attention to the business of the Company as is necessary to satisfy their respective obligations as set forth herein. The Manager or Member(s), may, without accountability to the Company or to any of the other Members, and without any disclosure or consent whatsoever, engage in any other business or businesses, except that which is in direct competition with the Company or such businesses or activities that would jeopardize said Manager’s or Member’s gaming approval or license or such activity or business which is in violation of any gaming statute or regulation.

5.             Article     VOTING

In General:  When a vote of the Members is required by this Agreement for any decision, it shall be authorized by a vote of the Majority of the Members with each Member voting in accordance with their respective Unit ownership. Any Member, by written delegation, may delegate such Member’s authority or vote to any other Member, upon the terms and conditions, and for the time provided in any such written delegation. Unless otherwise stated herein, decisions of the Company are to be made by the Manager, except where a vote of the Members is provided in this Agreement.

5.1.         Method of Voting; Company Meetings.

5.1.1.       General. Unless otherwise stated herein, whenever a vote of Members is required by this Agreement for any decision, it shall be authorized by vote of a Majority of the Units of the Members. A vote of more than fifty percent (50%) of the Units shall constitute a Majority.

5.1.2.       Meetings. The Manager or any Member may call a meeting to consider approval of an action or decision under any provision of this Agreement by delivering to the Manager and to each other Member notice of the time and purpose of such meeting at least five (5) days before the day of such meeting. A Member may waive the requirement of notice of a meeting by executing a written waiver of notice before or after such meeting or by attending such meeting unless such attendance is for the sole purpose of objecting to the holding of the meeting without the required notice. Unless all of the Members consent in writing or by their attendance, the time and place of any such meeting shall be held during the Company’s normal business hours at its principal place of business.

5.1.3.       Consent of Members. The Manager or a Member may propose that the Company authorize an action or decision pursuant to any provision of this Agreement by the written consent of a Majority of the Members in lieu of a meeting. A Member’s written consent may be evidenced by such Member’s signature on a counterpart of the proposal or by a separate writing (including a fax, telex, telecopy, telegram, etc.) that identifies the proposal with reasonable specificity and states that such Member consents to such proposal.

5.1.4.       Vote by Proxy. A Member may vote (or execute a written consent) by proxy given to any other Member. Any such proxy must be in writing and must identify the specific meeting or matter to which the proxy applies or state that it applies to all matters (subject to specified reservations, if any) coming before the Company for approval under any provision of this Agreement prior to a specified date (which shall not be later than the first anniversary date of the date on which such proxy is given). Any such proxy shall be revocable at any time and shall not be effective at any meeting at which the Member giving such proxy is in attendance.

5.1.5.       Records. The Company shall maintain permanent records of all actions taken by the Members pursuant to any provision of this Agreement, including minutes of all Company meetings, copies of all actions taken by consent of the Members, and copies of all proxies pursuant to which one Member votes or executes a consent on behalf of another.

6.             Article     ADDITIONAL MEMBERS

6.1.         Admission. Upon a Majority vote of the then existing Members, the Company may, from time to time, admit additional Members who will promote, contribute and benefit the Company business undertaken pursuant to this Agreement. Generally, additional Members shall be admitted as of the first day of any month.

6.2.         Capital Contributions. Upon the admission of an additional Member, the number of Units issued to the additional Member shall be an amount determined by the  Manager. Such new Members shall also make additional Capital Contributions from time to time on the same basis as other Members.

6.3.         Admission Mechanics. No Person shall be admitted as an additional Member unless such Person executes, acknowledges, and delivers to the Company such instruments as the Manager may deem necessary or advisable to effect the admission of such Person as an additional Member, including, but without limitation, approval by the Nevada Gaming Commission of the Person’s suitability to becoming a Member of the Company, the written acceptance and adoption by such Person of the provisions of this Agreement as well as any amendment to the Articles of Organization and attorneys fees and costs necessitated by the admission of such additional Member. Exhibit A shall also be revised to reflect the admission of the additional Member.

7.             Article     DISTRIBUTIONS OTHER THAN AT DISSOLUTION.

Subject to all applicable gaming statutes and regulations and except as otherwise provided below, all distributions of cash may be paid to the Members at the discretion of the Manager after the Manager reasonably determines amounts needed to meet the reasonable foreseeable cash requirements and needs of the business and activities of the Company in addition to establishing an adequate reserve for the payment of Company liabilities and contingencies. Distributions to Members shall be made in accordance with the relative number of Units held by the Members.

7.1.         Distribution While Maintaining a S Election: The parties acknowledge that the Company  intends to be treated as a “S Corporation,” and pursuant thereto, all of its income for federal tax purposes will be taxable to the Members, in accordance with their pro rata share of the Units of the Company. Therefore, the Members agree as follows:

(a)   If the dividend distributions to the Members hereunder shall exceed thirty-five (35%) percent of the estimated pre-tax profit attributable to any one fiscal year, upon the Manager’s consent, each Member shall reimburse at the request of the Chief Financial Officer of the Company, the pro rata difference overpaid hereunder. In the alternative, the Company may deduct such overpayments from any distributions due in the subsequent fiscal year.

(b)   The requirement for distributions hereunder shall not include any distributions which apply to distributions made for taxes from prior fiscal years or for other dividends declared for prior years unrelated to distributions for tax purposes.

(c)   The parties acknowledge that tax brackets of each Member may differ, and the Company is not liable for any tax liability which is greater than the distribution amount.

(d)   Any adjustment of this distribution shall be subject to the approval of the Manager or vote of a Majority of the Units of the Members.

8.           Article     BUY/SELL EVENT.

A Buy/Sell Event is defined herein as the occurrence of one of the following events:  Involuntary Termination of a Member or a Voluntary Termination of a Member. Voluntary Termination of a Member shall include a Member’s voluntary election to withdraw from the Company. Involuntary Termination of a Member shall include the death of a Member, the loss of a Member’s gaming license, the divorce of a Member, the bankruptcy of a Member or a Member’s default under this Agreement including the failure to make a capital contribution. A Member who directly or indirectly causes a Buy/Sell Event shall be referred to herein as a Terminating Member. The Company shall continue without dissolution; and the Terminating Member or his personal representative shall cease to be a Member and shall have no further right to participate in the Company’s business, profits, losses, or distributions, but shall have only the rights provided below. Each Member hereby grants and gives the Company first and the other Members second the right and option to purchase all of the Units of a Terminating Member on the terms and conditions stated below. This right and option to purchase shall be effective from the date the Manager becomes aware of the Buy/Sell Event for a period of thirty (30) days at which time this right and option shall expire. This right and option may be exercised by giving notice of exercise thereof within said thirty (30) day period of time.

8.1.         Death of a Member. If a Member dies and the Units of the deceased Member is not purchased as provided below, the personal representative, beneficiaries, heirs or other successors shall take the Units and rights of the deceased Member subject to the terms of this Agreement.

8.2.         The Termination of Membership of a Member For Any Reason.   Upon  a Voluntary Termination or an Involuntary Termination, that Terminating Member hereby grants and gives to the Company first and to the other Members second, the right to purchase all of the Terminating Member’s Units in accordance with the terms and conditions of this Agreement.

8.3.         Default. In addition to the remedy set forth in Section 2.3 for a default of a Capital Contribution and in addition to any and all other rights and remedies of the Company and the Members herein, the Company first and the other Members second shall have the right and option, and each Member hereby grants to the Company the right and option, to take all of the following actions in the event that any Member (hereinafter also referred to as the “Defaulting Member,” with the other Non-defaulting Members being hereinafter referred to as the “Non-Defaulting Members”) defaults under the provisions of this Agreement.

8.3.1.      Right to Purchase Defaulting Member’s Units.  The Company shall have, and the Members hereby grant and give to the Company, the first right to purchase all of the Defaulting Member’s Units in accordance with the Purchase Price and Payment Terms below.

8.3.2.      Consequences of Breach. Notwithstanding anything to the contrary in the law, if a Defaulting Member attempts to (i) Transfer a Unit, (ii) cause a partition, (iii) withdraw from the Company or dissolve the Company, or (iv) otherwise breaches the provisions of this Agreement, the Company shall continue and such Defaulting Member shall be subject to the provisions of this Section 8.3. In such event the following shall occur.

8.3.2.(a)         The Defaulting Member shall immediately cease to be a voting Member and shall have no further power to act for or bind the Company but shall be treated as an assignee. The Defaulting Member’s Units shall become nonvoting Units;

8.3.2.(b)        The Defaulting Member shall be liable in damages, without requirement of a prior accounting, to the Company for all costs and liabilities that the Company or any Member may incur as a result of such breach;

8.3.2.(c)         The Company may, by notice to the Defaulting Member, elect to purchase the Defaulting Member’s Units in the Company;

8.3.2.(d)        The Company shall treat the Defaulting Member as if he were an unadmitted assignee of the Units of the Defaulting Member and shall make distributions to the Defaulting Member only of those amounts otherwise payable with respect to such Units after offset of any sums due the Company from the Defaulting Member;

8.3.2.(e)         The Company may deduct from any distribution(s) otherwise payable with respect to such Units to satisfy any claims it may have against the Defaulting Member; and

8.3.2.(f)         The Defaulting Member shall have no right to inspect the Company’s books or records or obtain other information concerning the Company’s operations.

8.4.         No Bonding. Notwithstanding anything to the contrary in the law, if the Company treats a Defaulting Member as an unadmitted assignee of Units in the Company, and elects to purchase his Units, the Company shall not be obligated to secure the value of the Defaulting Member’s Units by bond or otherwise; provided, however, that if a court of competent jurisdiction determines that, in order to continue the business of the Company, such value must be so secured, the Company may provide such security, but all Members hereby agree that no such court-ordered bond shall exceed $500.00. If the Company provides such security, the Defaulting Member shall not have any right to participate in Company profits or distributions during the term of the default and shall be liable to the Company in the amount of the so provided security along with any costs incident thereto and shall be subject to Section 8.3.2(b).

9.             ARTICLE     PURCHASE PRICE AND PAYMENT TERMS

9.1.         Purchase of Units. When a Buy/Sell Event occurs the Company may purchase, and the Terminating Member shall sell, the total Units which the Terminating Member owns for the price and upon the terms herein provided.

9.2.         Purchase Price. Unless otherwise agreed by the remaining Members, the Purchase Price of the Terminating Member’s Units shall be the following calculation as adjusted below:

9.2.1.(a)         Purchase Price Calculation. The Purchase Price of the Terminating Member’s Units shall be determined as follows:  The Terminating Member and Company, or Non-Terminating Members if the Company elects not to purchase that Terminating Member’s Units, shall agree upon a Purchase Price within thirty (30) days of the Terminating Member’s notice of election to sell pursuant to a Voluntary Termination or the Company or other Member’s election to purchase upon the occurrence of an Involuntary Termination.

9.2.1.(b)        If the Purchase Price and terms of payment are not agreed upon within the timeframe set forth in Section 9.2.1.(a) above, then the Purchase Price for the selling Member’s Units shall be the most recent valuation of Units previously determined by the Members, if and only, if such valuation is no more than one (1) year from the date of the Buy/Sell Event.

9.2.1.(c)         If the valuation referenced in Section 9.2.1(b) above has aged more than one (1) year from the date of the Buy/Sell Event, then the Manager shall select a qualified appraiser to conduct an appraisal of the Company to determine the market value of the Units. The appraiser’s valuation shall be binding on all parties and the cost of such appraisal shall be born by the Terminating Member.

9.3.         Notice. In the event a Member should voluntarily elect to terminate its interest (“Voluntary Termination”), the Terminating Member shall provide written notice of such Member’s intention to withdraw from the Company at least forty-five (45) days prior to the proposed withdrawal date. In the event of an Involuntary Termination of the Member by the Company or the other Members, the effective date of such termination shall be the date of notice. Each Member shall obtain his or her spouses’ signature where indicated on Exhibit A within 10 days of the Member executing this Agreement or marriage, whichever occurs later. In the event of a divorce, the effective date shall be the date a divorce proceeding is filed with the court or the date of a property settlement agreement, whichever occurs first.

9.4.         Closing; Payment of Purchase Price, Etc.

9.4.1.       Closing. Closing shall take place at the Company’s principal office or such other place as the Company shall direct.

9.4.2.       Closing Date. The Closing Date shall be a date not later than one hundred twenty (120)  days after the establishment of the Purchase Price.

9.4.3.             Payment of Purchase Price. Unless otherwise agreed upon, the Purchase Price shall be paid as follows:  20% of the Purchase Price shall be paid in cash to the Terminating Member on or before the Closing Date. The balance of the Purchase Price shall be evidenced by a promissory note providing (i) 5 yearly installments of principal and interest; (ii) interest to accrue at a rate not to exceed 18% per year; (iii) with payments commencing on the first annual anniversary date of the Closing and continuing on each of the next annual anniversary dates of the Closing Date until fully paid;  (iv) the privilege of prepayment at any time, without penalty; (v) attorneys fees and costs if there is a default; and (vi) the acceleration of all remaining installments of principal and interest in the event any installment remains unpaid for twenty (20) calendar days after the date upon which any installment becomes due.

9.4.4.             Delivery of Instruments. On the Closing Date, the Terminating Member or his personal representative shall deliver to the Company appropriate duly-executed instruments of transfer and assignment, assigning and transferring good and marketable title to the Units purchased, free from any liens or encumbrances or rights of others therein. The Terminating Member or his personal representative shall pay the cost (including the Company’s attorneys fees) of such transfer, and shall execute and deliver such other instruments as may reasonably be requested.

10.          Article     TRANSFERS; WITHDRAWALS

10.1.       Restrictions on Transfers. No Member shall Transfer all or any portion of a Unit or any rights therein without the consent of the Manager and a vote of the Majority of the Members as provided above subject to all applicable gaming statutes and regulations. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void and of no effect whatever. Each Member acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained in this Agreement shall be specifically enforceable with a bond, if required, not to exceed the sum of $100.00. Each Member further agrees to hold the Company and each other Member (and each other Member’s successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by the Company or any of such indemnified Members as a result of a Transfer or an attempted Transfer in violation of this Agreement. Notwithstanding this restriction on Transfer, any Member may transfer his or her Units to a family trust or other similar entity which, in the sole discretion of the Manager, is controlled by such transferring Member and only if such transferring Member pays all costs and expenses, including attorneys fees and reasonable compensation to the Manager, related to such transfer. In addition, such trust must qualify as a Qualified S Corporation Member. During the time that the S Elections for the Company are in effect, the Company and each Member shall refrain from taking any action or omitting to take any action, which action or omission would cause the termination of any S Election.

10.2.       Termination of S Election. Upon election of the Manager, the Company may elect to revoke the Company’s status as a S Corporation as defined in Code Section 1361 or any successor provision. In such case, all language in this Agreement relating to such election which shall include but is not limited to membership, transfer of Units, or Company restrictions shall terminate and no longer be applicable. Notwithstanding the foregoing, all other provisions of this Agreement shall remain in full force and effect, including Section 10.1, except for the last two sentences.

11.          Article     GAMING

11.1.       Disposition of Interests. Notwithstanding anything to the contrary expressed or implied in this Agreement, the issuance, sale, assignment, transfer, pledge or other disposition of any Units in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (“Commission”). If at any time the Commission finds that a Member which owns any such Units is unsuitable to hold those Units, the Commission shall immediately notify the Company of that fact. The Company shall, within ten (10) days from the date that it receives the notice from the Commission, terminate such Member’s Membership and return to the unsuitable Member the amount of his Capital Contribution as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability upon the Company, pursuant to the preceding sentence, it is unlawful for the unsuitable Member: a) To receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; b) To exercise directly or through a trustee or nominee, any voting right conferred by such interest; c) To participate in the management of the business and affairs of the Company; or d) To receive any remuneration in any form from the Company for services rendered or otherwise. A determination by the Commission of a Member’s unsuitability will be treated as an Involuntary Termination as set forth in Article 8.

11.2.       Suitability. Notwithstanding anything to the contrary expressed or implied in this Agreement, any Member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company. Upon payment to the Member of his Capital Contribution, the unsuitable Member shall no longer have any direct or indirect interest in the Company.

12.          Article     DISSOLUTION AND WINDING UP

12.1.       Liquidating Events. The Members agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. If a court of competent jurisdiction determines that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members agree to continue the business of the Company without a winding up or liquidation. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following Liquidating Events:

12.1.1.     Upon a vote of a Majority of the Units of the Members, the Members may elect to terminate the Company.

12.1.2      The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

12.2.       Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely to wind up its affairs in an orderly manner. The Company shall liquidate its assets and satisfy the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs. The Manager shall be responsible for overseeing the winding up and liquidation of the Company, and shall take full account of the Company’s liabilities and assets and the assets shall be liquidated as promptly as is consistent with obtaining the fair value of the assets, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

12.1.1.     First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members;

12.1.2      Second, to the payment and discharge of all of the Company’s debts and liabilities to Members; and

12.1.3      The balance, if any, to the Members in proportion to their Units.

12.3.       Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, otherwise result in a dissolution of the Company, the Company shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business.

13.          Article     ALLOCATIONS

13.1        Profits and Losses. Except as provided above, profits and losses for each fiscal year shall be allocated among the Members as provided in Section 13.2.

13.2        General.

13.2.1      All items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in proportion to each Member’s relative number of Units in a manner consistent with Code Sections 1366 and 1377.

13.2.2      The Members are aware of the income tax consequences of the allocations made by this Agreement and agree to be bound by the provisions hereof in reporting their shares of Company income and loss for income tax purposes.

13.2.3      Notwithstanding Section 13.2.1 above, the Members herby agree to the election allowed in Code Section 1377(a)(2) if the Manager so chooses to make such election for the Company.

14.          Article     DEFINITIONS.

Capitalized words and phrases used in this Agreement have the following meanings:

14.1        Agreement means this Operating Agreement, as amended from time to time.

14.2        Articles of Organization means the Company’s Articles of Organization initially filed with the Nevada of Secretary of State on August 4, 2006, as amended, restated, or otherwise modified from time to time.

14.3        Capital Account means, with respect to any Member, the Capital Account which shall be credited such Member’s Capital Contriubtions.

14.4        Capital Contributions means, with respect to any Member, the amount of money and the initial  fair market value of any property contributed to the Company with respect to the Units held by such Member pursuant to the terms of this Agreement.

14.5        Company means the limited liability company to which this Operating Agreement applies.

14.6        Effective Date means 11:59 p.m. on December 31, 2006, concurrent with the Capital Contributions reflected in Exhibit A.

14.7        Event of Bankruptcy means, with respect to any Member or the Company, any of the following:

14.7.1      Filing a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided;

14.7.2      Making a general assignment for the benefit of creditors;

14.7.3      Consenting to the appointment of a receiver for all or a substantial part of such Person’s property;

14.7.4      In the case of the filing of an involuntary petition in bankruptcy, an entry of an order for relief;

14.7.5      The entry of a court order appointing a receiver or trustee for all or a substantial part of such Person’s property without the consent of such Person; or

14.7.6      The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of such Person’s property.

14.8        Manager is the duly elected Manager, or if no Manager has been designated in the Articles of Organization, the Manager is defined as the Members who shall manage by vote as provided herein.

14.9        Members means those individuals and entities executing this Agreement as Members. Member means any one of the Members.

14.10      Person means any individual, partnership, limited liability company, corporation, trust, or other entity.

14.11      Property means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

14.12      Transfer means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

14.13      Unit refers to the interest of a Member in the Company, and shall entitle the holder thereof to an interest in certain of the capital, income, gains, losses, deductions, credits and distributions of the Company as set forth in this Agreement.

15           Article     Miscellaneous

15.1        Attorneys Fees. In the event any legal action or proceeding brought by a Member against another Member or against the Company to enforce any provision of this Agreement by reason of any alleged breach hereunder, for a declaration of rights or obligations hereunder, or for any other remedy, the prevailing party shall be entitled to recover such amounts as a court of competent jurisdiction may adjudge to be reasonable attorneys fees; and such amount shall be included in any judgment rendered in any such action or proceeding.

15.2        Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.3        Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

15.4        Counterpart Execution. The Agreement may be executed in any number of counterparts with the same effects as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

15.5        Entire Agreement. This Agreement constitutes the entire agreement between and among the Members. All negotiations, proposals, modifications and agreements prior to the date hereof are merged into this Agreement and hereby superseded. There are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning this Agreement unless set forth in writing and signed by the Members.

15.6        Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.7        Governing Law. The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

15.8        Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

15.9        Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and to which reference is made in this Agreement is incorporated in this Agreement by reference.

15.10      Mediation and Arbitration.

15.10.1    Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, or if the dispute cannot be settled through negotiation, the Members agree first to try in good faith to settle any such dispute by mediation administrated by the American Arbitration Association under its commercial mediation rules before resorting to arbitration unless otherwise agreed by vote of the Members. Fees applicable to the administration of the mediation and the mediator’s fee shall be paid equally by all Members.

15.11      Arbitration. If the Members are unable to resolve any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement through mediation, or if a Member objects to mediation, the controversy or claim shall be submitted to arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules, with a Las Vegas arbitrator with at least 15 years experience in the general subject matter of this Agreement. The Arbitrator shall enter findings of fact and conclusions of law to support his or her award, and the Parties agree that there shall be no appeal from any trial court’s review of the record, findings of fact, and conclusions of law. The standard of review for the trial court shall be the same as if the Nevada Supreme Court were reviewing findings and conclusions of a trial court after a trial. The arbitrator(s) is authorized to award to any party whose claims are sustained, such sums as the arbitrator (or a majority of them) shall deem proper and shall compensate such party for the time and expense of the arbitration proceeding, including any and all reasonable attorneys fees, professional fees and costs expended. If the arbitration was demanded without reasonable cause, the arbitrator(s) may also award further damages in the discretion of the arbitrator(s). Unless otherwise agreed by, between and among the Members in writing, the arbitrator(s) shall assess such costs and charges of the proceedings upon the Members in the arbitrator(s) own discretion.

15.12      Modification of Agreement. This Agreement may be altered or amended by a vote of a Majority of the Units of the Members.

15.13      Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing. Wherever provision is made in this Agreement for the giving, service or delivery of any notice, statement, or other instrument, the same shall be deemed to have been duly given, served, and delivered: (i) on the date personally delivered and faxed; (ii) on the second business day following the date on which mailed by United States registered or certified mail (return receipt requested), postage prepaid and faxed; (iii) on the first business day following the date on which mailed by United States Express Mail, postage prepaid, or delivered to a commercially-responsible overnight courier which provides service between the point of origin and the point of destination and faxed; or (iv) on the date upon which transmitted by facsimile transmitter, addressed as follows: If to the Company, to the Company at the address set forth in this Agreement, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth on Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company.

15.14      Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.15      Time. Time is of the essence with respect to this Agreement.

15.16      Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

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IN WITNESS WHEREOF, the Members have entered into this Operating Agreement as of the Effective Date by executing Exhibit A or a copy thereof.

Exhibit A

Member of Black Gaming, LLC

Name, Address, and Signature of Member & Initial Capital Contribution

Name:	Black Gaming, LLC

By:	Robert R. Black, Sr., as trustee for Robert R. Black Sr. Gaming Properties Trust u/a/d May 24, 2004

Address:	911 North Buffalo Drive, Suite 201
Las Vegas, Nevada 89128

Capital Contribution:	Virgin River shares
BB&B shares
Units:	9,903
Social Security/Tax ID:	[intentionally omitted]

The signature below is an acknowledgment and representation that the undersigned has received a copy and has read Pages 1 through      of the Operating Agreement of Black Gaming, LLC and agrees to be bound by its terms, conditions, and obligations including any amendments thereto.

X /s/ Robert R. Black, Sr.

STATE OF NEVADA	)
) ss:
COUNTY OF CLARK	)

On this 31st day of December, 2006, personally appeared before me, a Notary Public, Robert R. Black, Sr., who acknowledged to me that he executed the foregoing instrument.

/s/
NOTARY PUBLIC

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Member of Black Gaming, LLC

Name, Address, and Signature of Member & Initial Capital Contribution

Name:	Black Gaming, LLC

By:	Glenn J. Teixeira

Address:	776 Thompson
Nipomo, California 93444

Capital Contribution:	Virgin River shares
Units:	97
Social Security/Tax ID:	[intentionally omitted]

The signature below is an acknowledgment and representation that the undersigned has received a copy and has read Pages 1 through      of the Operating Agreement of Black Gaming, LLC and agrees to be bound by its terms, conditions, and obligations including any amendments thereto.

X /s/ Glenn J. Teixeira

STATE OF NEVADA	)
) ss:
COUNTY OF CLARK	)

On this 31st day of December, 2006, personally appeared before me, a Notary Public, Robert R. Black, Sr., who acknowledged to me that he executed the foregoing instrument.

/s/
NOTARY PUBLIC

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Manager of Black Gaming, LLC

Name, Address, and Signature of Member & Initial Capital Contribution

Name:	Robert R. Black, Sr.

By:	Robert R. Black, Sr.

Address:	911 North Buffalo Drive, Suite 201
Las Vegas, Nevada 89128

Social Security/Tax ID:	[intentionally omitted]

The signature below is an acknowledgment and representation that the undersigned has received a copy and has read Pages 1 through      of the Operating Agreement of Black Gaming, LLC and agrees to be bound by its terms, conditions, and obligations including any amendments thereto.

X /s/ Robert R. Black, Sr.

STATE OF NEVADA	)
) ss:
COUNTY OF CLARK	)

On this 31st day of December, 2006, personally appeared before me, a Notary Public, Robert R. Black, Sr., who acknowledged to me that he executed the foregoing instrument.

/s/
NOTARY PUBLIC

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Exhibit “B”

SPOUSE’S CONSENT

I acknowledge that I have read the foregoing Operating Agreement of Black Gaming, LLC which has been executed by the Members of Black Gaming, LLC, a Nevada limited liability company (the “Company”), including my spouse, Glenn J. Teixeira, and that I know its contents. I am aware that by its provisions my spouse agrees to sell all his Units of the Company, including any community interest in them, on the occurrence of certain events, and that my community property interest in such Units is subject to certain options upon the occurrence of certain events. I am also aware that the Agreement affects my community property interest in those Unit in various other ways.

I agree that I will not make, or cause to be made, any transfer (other than to my spouse) of any interest in said Units either prior to or upon my death, by will or otherwise. I further agree that the Agreement shall bind my personal or legal representative.

I hereby consent to any sale of those Units required or permitted under the Agreement, approve of all the provisions of the Agreement, and agree that those Units and my interest in them are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on those Units or my interest in them.

I hereby appoint my spouse, Glenn J. Teixeira, as my authorized representative to hereafter amend or otherwise modify the terms and conditions of this Agreement and to vote my interest in the Units as defined therein, for any purposes which are contemplated within the terms and conditions of this Agreement, even to the extent they relate to my community property interest.

Dated: December 31, 2006	/s/ Karen Sue Teixeira
Karen Sue Teixeira, Spouse of Glenn J. Teixeira